SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                              Citadel Holding Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                   Class B Voting Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    172862302
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 24, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 172862302                  13G                      Page  1 of 3 Pages
-------------------                  ---                      ------------------


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     JMG Triton Offshore Fund Ltd.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     British Virgin Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           198,958
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            198,958
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     198,958
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     10%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     Co
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 172862302                  13G                      Page  2 of 3 Pages
-------------------                  ---                      ------------------


Item 1.

     (a).   Citadel Holding Corp.
     (b).   550 Hope Street, Suite 1825
            Los Angeles, California 90091

Item 2.
     (a).   JMG Triton Offshore Fund Limited ("JMG")
     (b).   Citco Building
            Wickhams Cay, Road Town, Tortola
            British Virgin Islands

Item 3.     Not applicable

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  198,958
                                    --------------------------------------------
     (b)  Percent of class:  10%
                           -----------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  198,958
                                                         -----------------------
          (ii)  Shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii) Sole power to dispose or to direct the disposition of  0
                                                                     -----------
          (iv)  Shared power to dispose or to direct the disposition of  198,958
                                                                       ---------

Item 5.  Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company

     Not applicable

Item 8.  Makeup and Classification of Members of the Group.

     JMG does not hold the subject securities as part of a group. However, Pacific Assets Management, LLC serves as JMG's investment manager and has the power to determine whether or when such securities will be sold.

Item 9.  Notice of Dissolution of Group.

     Not applicable

CUSIP No. 172862302                  13G                      Page  3 of 3 Pages
-------------------                  ---                      ------------------


Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                        September 5, 2001
                        --------------------------------------------------------
                        (Date)


                         /s/ Kieran Conroy
                        --------------------------------------------------------
                        (Signature)


                        Kieran Conroy, Director of JMG Triton Offshore Fund Ltd.
                        --------------------------------------------------------
                        (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).